                                                                     EXHIBIT 3.2

                         CERTIFICATE OF INCORPORATION
                                      OF
                              TMI HOLDINGS, INC.


1.   The name of the Corporation is TMI Holdings, Inc.

2. The address of the Corporation's registered office in the State of Delaware is 1201 North Market Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is Delaware Corporation Organizers, Inc.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of capital stock that the Corporation shall have the authority to issue is 10,000 shares of Common Stock with a par value of $0.01 per share.

5.   The name and mailing address of the incorporator is:

               Susan Henderson
               Thanksgiving Tower, Suite 3000
               1601 Elm Street
               Dallas, Texas 75201.

6. The number of directors of the Corporation shall be fixed in the manner provided in the Bylaws of the Corporation, and until changed in the manner provided in the Bylaws shall be two (2). The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are as follows:

          Name                      Address
          ----                      -------

     Lloyd L. Ross                  14621 Inwood Road
                                    Dallas, Texas  75244

     Edward J. Lysen                14621 Inwood Road
                                    Dallas, Texas  75244

7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

8. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of

     Incorporation, in the manner prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

9. A director of the Corporation shall not, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty to the Corporation or its stockholders.

     The undersigned, being the incorporator named above, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is her act and deed and the facts herein stated are true, and accordingly has hereunto set her hand this 14th day of October, 1991.

                                                    ____________________________
                                                    Susan Henderson